Exhibit 10.8

Avid Technology, Inc.

Notice of Grant of Stock Option under HMRC Approved Sub-Plan for UK Employees

Avid Technology, Inc. ID: 04-2977748 Avid Technology Park One Park West Tewksbury, MA 01876
Notice of Grant of Stock Option and Option Agreement

Grant Number: ID: Plan:

This notice (the “Notice”) evidences the grant by Avid Technology, Inc. (the “Company”) on _____________ (the “Grant Date”) to you (the “Optionee”) of a stock option to purchase ______ shares (the “Shares”) of common stock, $0.01 par value per share of the Company (the “Common Stock”) pursuant to the HMRC Approved Sub-Plan for UK Employees (the “UK Sub-Plan”) at an exercise price of $____ per share. The Optionee may obtain electronic copies of the UK Sub-Plan, the Company’s Amended and Restated 2005 Stock Incentive Plan (as amended from time to time, the “Plan”) and the related Plan Prospectus from the same webpage that he or she obtained this Notice and the attached terms and conditions. The Notice, the attached terms and conditions and the UK Sub-Plan, together constitute the complete agreement between the Optionee and the Company regarding this stock option and the Shares.

The Shares will vest as set forth in the following schedule, and will become fully vested on the last date shown.

NUMBER OF SHARES	VEST TYPE	FULL VEST DATE	EXPIRATION DATE

* These shares will vest in forty-two (42) equal monthly installments beginning on the date that is seven (7) months after the Grant Date.

AVID TECHNOLOGY, INC.

By: _______________________________________	Date:

Avid Technology, Inc.

Stock Option Grant under HMRC Approved Sub-Plan for UK Employees

Terms and Conditions

1.       Grant of Option. The Company has adopted the Plan and has granted to the Optionee an option pursuant to the UK Sub-Plan to purchase the number of Shares identified in the Notice at the price per share and subject to these terms and conditions, the Notice and the UK Sub-Plan. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed in the Notice.

It is intended that the option evidenced hereby shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Optionee,” as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) and 424(f) of the Code.

2.       Vesting Schedule. Except as otherwise provided herein, this option may be exercised in whole or in part prior to the seventh anniversary (the “Final Exercise Date”) of the Grant Date, subject to the vesting schedule provided in the Notice. The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 or the UK Sub-Plan.

3.       Exercise of Option.

(a)       Form of Exercise. Each election to exercise this option shall be in a manner as determined by the Company from time to time and shall be accompanied by payment in full in accordance with Section 4. The Optionee may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional Share or for fewer than ten whole Shares.

(b)       Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Optionee, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee of the Company (an “Eligible Employee”).

(c)       Termination of Relationship with the Company. If the Optionee ceases to be an Eligible Employee for any reason, then, except as provided in Sections 3(d) and (e), the right to exercise this option shall terminate and the option shall lapse three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Optionee was entitled to exercise this option on the date of such cessation. Notwithstanding anything to the contrary in these terms and conditions, the Notice or the UK

Sub-Plan, if the Optionee’s employment with the Company is terminated, then this option shall be subject to any applicable, superseding vesting and exercise terms as set forth in the Optionee’s then-effective employment agreement, offer letter or other similar agreement with the Company, if any.

(d)      Exercise Period Upon Retirement, Death or Disability. If the Optionee retires, dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Optionee and the Company has not terminated such relationship for “Cause” as defined in Section 3(e), this option shall be exercisable, within the period of one year following the date of retirement, death or disability of the Optionee (on the expiry of which period the option shall lapse), by the Optionee (o, in the case of death, by his or her personal representatives), provided that this option shall be exercisable only to the extent that this option was exercisable by the Optionee on the date of his or her retirement, death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date. For purposes of this Section 3, “retirement” shall mean the cessation of employment with the Company for any reason other than “Cause” as defined in Section 3(e), by an Optionee who is at least 60 years of age and who has been employed continuously by the Company for the seven years immediately preceding the date of cessation of employment.

(e)       Discharge for Cause. If the Optionee, prior to the Final Exercise Date, is discharged by the Company for “Cause” (as defined below), the right to exercise this option shall terminate and the option will lapse immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Optionee or willful failure by the Optionee to perform his or her responsibilities to the Company (including, without limitation, breach by the Optionee of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Optionee and the Company), as determined by the Company, which determination shall be conclusive. Notwithstanding the foregoing, if the Optionee is party to an employment agreement, offer letter or other similar agreement with the Company that contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement. The Optionee shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Optionee’s resignation, that discharge for Cause was warranted.

(f)        Effect of Breach of Covenants. Notwithstanding anything to the contrary in Sections 3(c) and (d), if the Optionee, prior to the Final Exercise Date, breaches (as determined by the Company in its sole discretion) the non-competition, non-solicitation or confidentiality provisions of any employment or nondisclosure agreement or other similar agreement between the Optionee and the Company, the right to exercise this option shall terminate immediately upon such breach.

4.         Payment of Purchase Price. Common Stock purchased upon the exercise of this option shall be paid for in cash or by cheque or banker’s draft, payable to the order of the Company or may be paid out of funds provided on loan by a bank, broker or other person.

5.         Adjustment Provisions for Recapitalizations and Related Transactions. In the event of (a) any stock split, reverse stock split, recapitalization, combination of shares or other similar change in capitalization, (b) the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities of the Company, or (c) additional shares or new or different shares or other securities of the Company are distributed with respect to such shares of Common Stock or other securities, the Board of Directors of the Company may, with the prior approval of the HMRC, make an appropriate and proportionate adjustment in the number of Shares and price of the Shares subject to this option, without changing the aggregate purchase price as to which this option remains exercisable.

6.          Change of Control. Rule 26 of the UK Sub-Plan sets out the circumstances upon a change of control under which options may be substituted for new options in the acquiring company and retain their tax approved status. If the provisions of this Rule are not met, the Board of Directors of the Company, will give written notice to Optionees and any outstanding option will be exercisable in accordance with Section 10(b)(2)(ii) of the Plan.

7.	No Right to Employment, Etc.

(a)       The grant of options under the UK Sub-Plan is made at the discretion of the Company and the UK Sub-Plan may be suspended or terminated by the Company at any time. The grant of an option in one year or at one time does not in any way entitle the Optionee to an option grant in the future. The UK Sub-Plan is wholly discretionary and is not to be considered part of the Optionee’s normal or expected compensation subject to severance, resignation, redundancy or similar compensation. The value of the option is an extraordinary item of compensation which is outside the scope of the Optionee’s employment contract (if any).

(b)       Nothing in these terms and conditions or the UK Sub-Plan shall confer upon the Optionee any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any company employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate the Optionee’s service.

(c)       The rights and obligations of the Optionee under the terms of the Optionee’s office or employment with the Company, any past or present subsidiary, or associated or affiliate company of the Company shall not be affected by the Optionee’s participation in the UK Sub-Plan or the grant of this option or any right which the Optionee may have to participate therein, and the Optionee hereby waives all and any rights to compensation or damages in consequence of the termination of the Optionee’s office or employment with any such company for any reasons whatsoever (whether lawful or unlawful and including, without prejudice to the generality of the foregoing, in circumstances giving rise to a claim for wrongful dismissal) insofar as those rights arise or may arise from the Optionee’s ceasing to have rights under or being entitled to exercise this option as a result of such termination, or from the loss or diminution in value of such rights or entitlements.

8.          Data Protection. The Optionee agrees to the receipt, holding and processing of information in connection with the grant, vesting, exercise, taxation and general administration of the UK Sub-Plan and this option by the Company or any subsidiary of the Company and any of their advisers or agents and to the transmission of such information outside of the European Economic Area for this purpose.

9.           Nontransferability of Option. This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provisions hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of the Company, become null and void.

10.	UK Tax Matters.

10.1       Depending on the circumstances, on exercise of the option the Optionee may have an income tax liability under PAYE and may be required to pay national insurance contributions (“NICs”). If so, then:

(a)       the Company or the company which employs the Optionee may require the Optionee to pay amounts in respect of PAYE and NICs liability in cash;

(b)       the Optionee may be required to:

(i)	pay;
(ii)	enter into a joint election to transfer; or
(iii)	enter into an arrangement or agreement for the payment of,

some or all of the Optionee’s employer’s secondary class 1 NICs liability arising from exercise of the option; and

(c)       in some circumstances, the Company may withhold the number of Shares required to meet the liabilities in respect of PAYE, primary (employee) class 1 NICs and secondary (employer) class 1 NICs.

10.2	The option may only be exercised if the Optionee:

(a)       confirms (in writing) that the Optionee agrees to the requirements of the UK Sub-Plan relating to PAYE and NICs (Rule 22). This may be done at the time of exercise; and

(b)       makes any arrangements, or enter into any agreements, that may be required under Rule 22.

11.          Provisions of the Plan and Schedule 4. This option is subject to the provisions of the UK Sub-Plan, a copy of which is furnished to the Optionee with this option, and Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003.

12.	Miscellaneous.

(a)       Governing Law. These terms and conditions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any choice or conflict of law provision.

(b)       Severability. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and each such other provision shall be severable and enforceable to the extent permitted by law.

(c)       Binding Effect. These terms and conditions shall be binding upon and inure to the benefit of the Company and the Optionee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(d)       Entire Agreement. These terms and conditions, the attached Notice and the UK Sub-Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter hereof.

(e)       Amendment. These terms and conditions may only be amended or modified with the prior approval of HMRC and in accordance with the UK Sub-Plan.

13.          UK Tax Consequences. Set forth below is a brief summary of certain UK tax consequences of exercise of the option and disposition of the Shares under the laws in effect as of March 2008. THIS SUMMARY IS BASED ON THE OPTIONEE BEING RESIDENT, ORDINARILY RESIDENT AND DOMICILED IN THE UK AT GRANT, IT IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD SEEK PROFESSIONAL ADVICE BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a)       Exercise of Stock Option. No UK income tax will be payable on the exercise of an option provided the UK Sub-Plan remains approved by the HMRC, and at least three years and no more than seven years have elapsed from the Date of Grant.

No UK income tax will be payable on the exercise of an option within three years of the Grant Date if the right to exercise arises because of the Optionee ceasing employment due to disability or retirement and the option is exercised within six months of leaving.

If there is a liability to income tax, the Optionee will be chargeable to income tax on (broadly) the difference between the market value of the Shares acquired and the option price paid for them. If income tax is due, it will need to be withheld by the employer under PAYE. There will also be National Insurance Contributions payable.

(b)       Disposal of Shares. On a disposal of the Shares following exercise in an approved manner, capital gains tax will be payable on the difference between the price realized on sale and the exercise price of the shares (subject to the annual exemption which may be available).

On a disposal of the Shares following exercise where an income tax charge arose, capital gains tax will be payable on the difference between the price realized on sale and the value of the Shares at the date of exercise subject to certain exemptions which may be available.